Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fourth Quarter Results

➢	Consolidated Same Store Sales Decreased by 0.2%
➢	Sally Beauty Supply Achieved Flat Same Store Sales For First Time in Seven Quarters; Beauty Systems Group Same Store Sales Decreased by 0.8% with Improving Vendor Supply
➢	Global E-Commerce Sales Increased by 30.1% versus Prior Year
➢	GAAP Diluted EPS of $0.46; Growth of 70.4% versus Prior Year
➢	Adjusted Diluted EPS of $0.51; Growth of 13.3% versus Prior Year
➢	Strong Cash Flow from Operations Invested in Business and Used to Reduce Indebtedness
➢	Multi-Quarter Transformation Plan On Track; Work Still Ahead

DENTON, Texas, November 8, 2018 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its fourth quarter and fiscal year ended September 30, 2018.  The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2018 Fourth Quarter Overview

Consolidated same store sales decreased 0.2% in the quarter. Consolidated net sales were $966.0 million in the fourth quarter, a decrease of 0.8% compared to the prior year. Foreign currency translation had an unfavorable impact of approximately 50 basis points on reported sales.

GAAP diluted earnings per share in the fourth quarter were $0.46 compared to $0.27 in the prior year, growth of 70.4%. Adjusted diluted earnings per share, excluding charges related to the Company’s transformation efforts and the adjustment of the one-time net benefits of U.S. tax reform, were $0.51 in the fourth quarter compared to $0.45 in the prior year, growth of 13.3%. The increase was driven primarily by lower income tax expense as a result of U.S. tax reform and a reduced share count.

“As our quarterly results demonstrate, we are making solid progress on our transformation plan. Sally Beauty Supply launched box color across the U.S., while Beauty Systems Group signed distribution agreements with additional prestigious hair color and care brands, efforts which further enhance our differentiated categories of hair color and care,” said Chris Brickman, president and chief executive officer.

“We are playing to win by re-focusing our business around our differentiated core of hair color and care, improving our execution of basic retail fundamentals and advancing our digital commerce capabilities. We are continuing to drive costs out of the business, which is enabling investment in our transformation. We recognize that we still have work to do. With our key accomplishments from the quarter and the recent management changes we have implemented, we are confident that we are moving in the right direction,” Brickman concluded.

Update on Transformation Plan

In terms of transformation activities during the fourth quarter, and so far in the first quarter, we:

•	Launched the new Sally Beauty Loyalty Program in all Sally Beauty Supply stores;
•	Launched box color across all U.S. Sally Beauty Supply stores;

•	Launched the Company’s private label brand “ion” electrical appliances across the entire Beauty Systems Group network;
•	Rolled out the prestigious hair color and care brand, Pravana, to shelves in all Beauty Systems Group stores in the U.S.;
•	Signed an exclusive distribution agreement between Beauty Systems Group and Swedish vegan hair care brand, Maria Nila;
•	Executed a complete pricing reset in the Sally Beauty Supply stores, including the change from a three-tier to two-tier pricing model related to the rollout of the new Sally Beauty Loyalty Program;
•	Completed the rollout of store wage increases, offset in part by store labor hour optimization, within Beauty Systems Group;
•	Completed the first cycle of the Sally Beauty Cultivate innovation program and merchandised the winning product on-shelf and online;
•	Expanded the implementation of our sourcing, store labor and G&A optimization to our European and Mexican operations; and
•	Made good progress in resolving supply-chain issues with some key vendors.

As we move through the remainder of first quarter fiscal year 2019, our team will remain focused on:

•	Progressing the design work for the e-commerce site redesigns in both business segments;
•	Training of store associates, education of customers and marketing of the Sally Beauty Loyalty Program and new brand and product launches;
•	Testing new point-of-sale systems in both Sally Beauty Supply and Beauty Systems Group;
•	Building out the infrastructure to support the testing of the first phase of a multi-year JDA merchandising and supply chain platform;
•	Expanding the test of our digital “endless aisle” in Sally Beauty Supply stores;
•	Integrating our operations in Mexico and South America into one Latin American team to drive greater efficiencies; and
•	Implementing further optimization projects with respect to our vendors, our promotional structures and our supply chain.

As we move further into fiscal year 2019, we will continue our transformation efforts by:

•	Launching updated e-commerce and mobile commerce capabilities and experiences for customers in all businesses;
•	Building awareness of our new product launches across our U.S. Sally Beauty Supply network;
•	Expanding distribution rights for existing and new brands within the Beauty Systems Group;
•	Piloting the first phase of the JDA platform implementation; and
•	Seeking to achieve additional selling, general and administrative expense savings to fund our investments.

Fiscal 2018 Fourth Quarter Financial Detail

Gross margin for the fourth quarter was 49.5%, flat compared to the prior year.  Selling, general and administrative expenses, as a percentage of sales, for the fourth quarter were 37.9%, a modest increase driven by investments in marketing, wages and technology, partially offset by cost savings efforts.

GAAP operating earnings and operating margin in the fourth quarter were $103.1 million and 10.7%, respectively, compared to $111.8 million and 11.5%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding charges related to the Company’s transformation efforts in both years) were $112.2 million and 11.6%, respectively, compared to $120.2 million and 12.3%, respectively, in the prior year.

The Company’s effective tax rate for the fourth quarter was 29.9% compared to 39.9% in the prior year, with the significant reduction driven by the impact of U.S. tax reform.

GAAP net earnings in the fourth quarter were $55.2 million, an increase of $19.5 million, or 54.5%, from the prior year. Adjusted EBITDA in the fourth quarter was $141.9 million, a decrease of $8.5 million, or 5.7%, from the prior year, and Adjusted EBITDA margin was 14.7%, a decline of approximately 70 basis points from the prior year.

At the end of the quarter, inventory was $944.3 million, up 1.4% from the prior year. The increase was driven by the impact of inventory related to the H. Chalut Ltée acquisition that closed in the first quarter and the expansion of distribution rights for Beauty Systems Group, partially offset by a stronger U.S. dollar on reported inventory levels.

Capital expenditures in the quarter totaled $24.0 million, primarily for information technology projects, store remodels and maintenance, and distribution facility upgrades.

As a result of our focus on reducing levels of indebtedness, the outstanding balance on the asset-based revolving line of credit was paid to zero at the end of the fourth quarter (balance of $63.5 million at the end of the third quarter).

Fiscal 2018 Fourth Quarter Segment Results

Sally Beauty Supply

•

Net sales were $576.6 million in the quarter, a decrease of 1.3% compared to the prior year. Foreign currency translation had an unfavorable impact on the segment’s revenue growth in the quarter by approximately 50 basis points. Same store sales were flat for the quarter.

•	At the end of the quarter, net store count was 3,761, a decrease of 21 from the prior year.
•

Gross margin increased 80 basis points to 55.9% in the quarter, driven in the U.S. by targeted price increases in core categories and optimization of promotional activity and in Europe via retail mix and price increases on owned brands.

•	GAAP operating earnings were $91.0 million in the quarter, a decrease of 0.2% versus the prior year. GAAP operating margin was 15.8%, a 20 basis point increase from the prior year.

Beauty Systems Group

•

Net sales were $389.4 million in the quarter, a decrease of 0.1% compared to the prior year. Foreign currency translation decreased the segment’s revenue growth in the quarter by approximately 40 basis points. Same store sales declined 0.8%, with continuing vendor supply issues contributing approximately 60 basis points of headwind.

•	At the end of the quarter, net store count was 1,395, up 27 from the prior year, driven by the H. Chalut Ltée acquisition and the net increase in CosmoProf stores.
•	Gross margin decreased 120 basis points to 40.0% in the quarter, driven primarily by a category mix shift and timing of vendor allowances.
•	GAAP operating earnings were $53.7 million in the quarter, a decrease of 12.1% versus the prior year. GAAP operating margin in the quarter was 13.8%, a 190 basis point decrease from the prior year.
•	At the end of the quarter, total distributor sales consultants were 820 compared to 829 in the prior year.

Fiscal 2018 Full Year Financial Highlights

For the full fiscal year, consolidated same store sales declined 1.5%. Consolidated net sales were $3.93 billion, a decrease of 0.1%. Foreign currency translation had a favorable impact of approximately 80 basis points on full year consolidated sales growth.

Full year gross margin was 49.4%, a decrease of 50 basis points as compared to the prior year. In the Sally segment, margin decreases were driven by a geographic revenue mix shift towards the segment’s lower margin international business and increased coupon redemptions. In the Beauty Systems Group segment, margin declines were driven by opportunistic purchases that were not repeated from the prior year and lower vendor allowances.

GAAP operating earnings and operating margin for the full fiscal year were $426.6 million and 10.8%, respectively, compared to $478.6 million and 12.2%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding charges related to the Company’s transformation efforts in both years and expenses related to the previously disclosed data security incidents from the current year) were $468.1 million and 11.9%, respectively, compared to $501.3 million and 12.7%, respectively, in the prior fiscal year.

The Company’s effective tax rate for the full fiscal year was 21.4% compared to 37.8% in the prior year, with the significant reduction driven by the impact of U.S. tax reform. Excluding the one-time adjustments from the net impact of the revaluation of deferred income taxes partially offset by a deemed repatriation tax on previously undistributed foreign earnings, the full fiscal year effective tax rate was 28.5%.

GAAP net earnings for the full fiscal year were $258.0 million, an increase of $43.0 million, or 20.0%, from the prior year.  Full year Adjusted EBITDA was $587.5 million, a decrease of 5.9% from the prior year, and Adjusted EBITDA margin was 14.9%, a decline of approximately 90 basis points from the prior year.

GAAP diluted earnings per share for the full fiscal year were $2.08, growth of 33.3% compared to the prior year. Adjusted diluted earnings per share in fiscal year 2018 were $2.16, growth of 20.0% compared to the prior year.

Full year capital expenditures were $86.1 million, primarily for information technology projects, store remodels and maintenance and distribution facility upgrades.

Cash flow from operations for the full fiscal year was $372.7 million, an increase of 8.6% as compared to the prior year. Operating free cash flow for the full fiscal year was $286.5 million, an increase of 13.0% as compared to the prior year.

The Company repurchased (and subsequently retired) a total of 10.0 million shares of common stock during the full fiscal year, at an aggregate cost of $165.9 million.

Fiscal 2018 Full Year Segment Results

Sally Beauty Supply

•

Net sales were $2.33 billion in fiscal year 2018, a decrease of 0.5% versus the prior fiscal year. Foreign currency translation boosted full year revenue growth by approximately 130 basis points. Same store sales decreased 1.5%.

•

Gross margin decreased 20 basis points to 55.4% in fiscal year 2018. Gross margin declines were driven by a geographic revenue mix shift towards the segment’s lower margin international business and increased coupon redemptions.

•	GAAP operating earnings were $362.9 million in fiscal year 2018, a decrease of 5.9% versus the prior fiscal year. GAAP operating margin was 15.5%, a 90 basis point decrease from the prior fiscal year.

Beauty Systems Group

•

Net sales were $1.60 billion in fiscal year 2018, an increase of 0.3% versus the prior fiscal year. Foreign currency translation boosted full year revenue growth by approximately 20 basis points. Same store sales declined 1.5%.

•

Gross margin decreased 70 basis points to 40.8% in fiscal year 2018. Gross margin declines were driven by opportunistic purchases that were not repeated from the prior year and lower vendor allowances.

•

GAAP operating earnings were $240.2 million in fiscal year 2018, a decrease of 5.7% versus the prior fiscal year.  GAAP operating margin was 15.0%, a decline of approximately 100 basis points from the prior fiscal year.

Fiscal Year 2019 Guidance

The Company’s guidance reflects the impact of our significant transformation agenda, including making key investments to drive long-term growth and reaping the benefits of cost-savings initiatives already underway that are expected to offset the majority of these investments.

•	The Company expects full year consolidated same store sales to be approximately flat.
•	Full year gross margin is expected to be approximately flat compared to the prior year.
•

Full year selling, general and administrative expenses (including depreciation and amortization expense) are expected to be down slightly due to lower restructuring charges as compared to the prior year.

•

Full year adjusted selling, general and administrative expenses (including depreciation and amortization expense) are expected to be up slightly versus the prior year, as a result of timing of investments being made in the business, partially offset as operating efficiencies start to reach full run rate status toward the second half of fiscal year 2019.

•

Full year GAAP operating earnings and operating margin are expected to increase by mid-single digits, primarily due to an improvement in sales and lower restructuring costs as compared to the prior year.

•

Full year adjusted operating earnings and operating margin are expected to decline slightly as compared to the prior year, driven primarily by an improvement in same store sales offset by the slightly higher adjusted selling, general and administrative expenses referred to above.

•	The Company expects the consolidated effective tax rate for the year to be approximately 27%.
•

Lower average share count and lower interest expense from reduced indebtedness should result in mid-single digit growth in both full year GAAP diluted earnings per share and full year adjusted diluted earnings per share.

•	Capital expenditures for the full year are expected to be approximately $120 million.
•

Cash flow from operations for the full year is expected to be approximately $340 million, reflecting an effort to speed payments to vendors to achieve cost of good savings.  Free cash flow is expected to be approximately $220 million.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1059 (International:  (612) 234-9959).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, November 8, 2018, through November 15, 2018, by dialing (800) 475-6701 or if international, dial (320) 365-3844 and reference the conference ID number 454860.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,156 stores, including 184 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected costs related to the previously disclosed data security incidents, tax-effected costs related to the loss on extinguishment of debt, and the net benefits of the revaluation of deferred income taxes and a deemed repatriation on previously undistributed foreign earnings as a result of U.S. tax reform for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures.  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	3
Non-GAAP Financial Measures Reconciliations	4
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	6
Store Count and Same Store Sales	7

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2018	2017	Percentage Change	2018	2017	Percentage Change

Net sales	$965,997	$974,195	-0.8%	$3,932,565	$3,938,317	-0.1%
Cost of products sold	487,905	491,753	-0.8%	1,988,152	1,973,422	0.7%
Gross profit	478,092	482,442	-0.9%	1,944,413	1,964,895	-1.0%
Selling, general and administrative expenses (1)	365,864	362,265	1.0%	1,484,209	1,463,619	1.4%
Restructuring charges	9,102	8,414	8.2%	33,615	22,679	48.2%
Operating earnings	103,126	111,763	-7.7%	426,589	478,597	-10.9%
Interest expense	24,383	52,283	-53.4%	98,162	132,899	-26.1%
Earnings before provision for income taxes	78,743	59,480	32.4%	328,427	345,698	-5.0%
Provision for income taxes	23,557	23,761	-0.9%	70,380	130,622	-46.1%
Net earnings	$55,186	$35,719	54.5%	$258,047	$215,076	20.0%

Earnings per share:
Basic	$0.46	$0.27	70.4%	$2.09	$1.56	34.0%
Diluted	$0.46	$0.27	70.4%	$2.08	$1.56	33.3%

Weighted average shares:
Basic	119,805	130,543		123,190	137,533
Diluted	120,441	131,163		123,832	138,176
			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	49.5%	49.5%	0	49.4%	49.9%	(50)
Selling, general and administrative expenses	37.9%	37.2%	70	37.7%	37.2%	50
Consolidated operating margin	10.7%	11.5%	(80)	10.8%	12.2%	(140)

Effective tax rate	29.9%	39.9%	(1,000)	21.4%	37.8%	(1,640)

(1) For the twelve months ended September 30, 2018, selling, general and administrative expenses include $7.9 million of expenses incurred in connection with the data security incidents.

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2018	September 30, 2017 (1)

Cash and cash equivalents	$77,295	$63,759
Trade and other accounts receivable	90,490	92,241
Inventory	944,338	930,855
Other current assets	42,960	55,223
Total current assets	1,155,083	1,142,078
Property and equipment, net	308,357	313,717
Goodwill and other intangible assets	608,623	618,096
Other assets	25,351	25,116
Total assets	$2,097,414	$2,099,007

Current maturities of long-term debt	$5,501	$96,082
Accounts payable	303,241	307,752
Accrued liabilities	180,287	166,527
Income taxes payable	2,144	2,233
Total current liabilities	491,173	572,594
Long-term debt, including capital leases	1,768,808	1,771,853
Other liabilities	30,022	20,140
Deferred income tax liabilities	75,967	98,036
Total liabilities	2,365,970	2,462,623
Total stockholders' deficit	(268,556)	(363,616)
Total liabilities and stockholders' deficit	$2,097,414	$2,099,007

(1) The prior year has been restated to reflect the impact of adopting ASU 2015-17.

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2018	2017	Percentage Change	2018	2017	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$576,566	$584,384	-1.3%	$2,333,838	$2,345,116	-0.5%
Beauty Systems Group ("BSG")	389,431	389,811	-0.1%	1,598,727	1,593,201	0.3%
Total net sales	$965,997	$974,195	-0.8%	$3,932,565	$3,938,317	-0.1%

Operating earnings:
SBS	$91,019	$91,162	-0.2%	$362,853	$385,407	-5.9%
BSG	53,672	61,061	-12.1%	240,225	254,691	-5.7%
Segment operating earnings	144,691	152,223	-4.9%	603,078	640,098	-5.8%

Unallocated expenses (1)	(32,463)	(32,046)	1.3%	(142,874)	(138,822)	2.9%
Restructuring charges	(9,102)	(8,414)	8.2%	(33,615)	(22,679)	48.2%
Interest expense	(24,383)	(52,283)	-53.4%	(98,162)	(132,899)	-26.1%
Earnings before provision for income taxes	$78,743	$59,480	32.4%	$328,427	$345,698	-5.0%

Segment gross margin:	2018	2017	Basis Point Change	2018	2017	Basis Point Change
SBS	55.9%	55.1%	80	55.4%	55.6%	(20)
BSG	40.0%	41.2%	(120)	40.8%	41.5%	(70)

Segment operating margin:
SBS	15.8%	15.6%	20	15.5%	16.4%	(90)
BSG	13.8%	15.7%	(190)	15.0%	16.0%	(100)
Consolidated operating margin	10.7%	11.5%	(80)	10.8%	12.2%	(140)

(1) Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. For the twelve months ended September 30, 2018, unallocated expenses include $7.9 million of expenses incurred in connection with the data security incidents.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2018
	As Reported (GAAP)	Restructuring Charges (1)	U.S. Tax Reform (2)		As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$365,864	$-	$-		$365,864
SG&A expenses, as a percentage of sales	37.9%				37.9%
Operating earnings	103,126	9,102	-		112,228
Operating margin	10.7%				11.6%
Earnings before provision for income taxes	78,743	9,102	-		87,845
Provision for income taxes (3)	23,557	1,884	1,039		26,480
Net earnings	$55,186	$7,218	$(1,039)		$61,365

Earnings per share:
Basic	$0.46	$0.06	$(0.01)		$0.51
Diluted	$0.46	$0.06	$(0.01)		$0.51

	Three Months Ended September 30, 2017
	As Reported (GAAP)	Restructuring Charges (1)		Loss on extinguishment of debt	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$362,265	$-		$-	$362,265
SG&A expenses, as a percentage of sales	37.2%				37.2%
Operating earnings	111,763	8,414		-	120,177
Operating margin	11.5%				12.3%
Earnings before provision for income taxes	59,480	8,414		27,981	95,875
Provision for income taxes (3)	23,761	2,440		10,633	36,834
Net earnings	$35,719	$5,974		$17,348	$59,041

Earnings per share:
Basic	$0.27	$0.05		$0.13	$0.45
Diluted	$0.27	$0.05		$0.13	$0.45

(1) Restructuring charges represent costs and expenses incurred in connection with the 2017 Restructuring Plan, disclosed in February 2017, and the 2018 Restructuring Plan, disclosed in November 2017 and expanded in April 2018.

(2) U.S. tax reform represents adjustments to the revaluation of deferred income taxes and a deemed repatriation tax on previously undistributed foreign earnings resulting from changes to U.S. federal tax law in December 2017.

(3) The income tax provision associated with restructuring charges for the fiscal years 2018 and 2017 was calculated using a 20.7% and 29.0% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision associated with the loss on extinguishment of debt for fiscal year 2017 was calculated using an effective tax rate of 38.0%.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended September 30, 2018
	As Reported	Charges from Data Security Incidents (1)	Restructuring Charges (2)	Loss on Extinguishment of Debt (3)	U.S. Tax Reform (4)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$1,484,209	$(7,935)	$-	$-	$-	$1,476,274
SG&A expenses, as a percentage of sales	37.7%					37.5%
Operating earnings	426,589	7,935	33,615	-	-	468,139
Operating margin	10.8%					11.9%
Earnings before provision for income taxes	328,427	7,935	33,615	876	-	370,853
Provision for income taxes (5)	70,380	2,301	7,563	254	23,241	103,739
Net earnings	$258,047	$5,634	$26,052	$622	$(23,241)	$267,114

Earnings per share:
Basic	$2.09	$0.05	$0.21	$0.01	$(0.19)	$2.17
Diluted	$2.08	$0.05	$0.21	$0.01	$(0.19)	$2.16

	Twelve Months Ended September 30, 2017
	As Reported		Restructuring Charges (2)	Loss on Extinguishment of Debt (3)		As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$1,463,619		$-	$-		$1,463,619
SG&A expenses, as a percentage of sales	37.2%					37.2%
Operating earnings	478,597		22,679	-		501,276
Operating margin	12.2%					12.7%
Earnings before provision for income taxes	345,698		22,679	27,981		396,358
Provision for income taxes (5)	130,622		6,917	10,633		148,172
Net earnings	$215,076		$15,762	$17,348		$248,186

Earnings per share:
Basic	$1.56		$0.11	$0.13		$1.80
Diluted	$1.56		$0.11	$0.13		$1.80

(1) Charges from data security incidents are included in selling, general and administrative expenses and represent expenses (including assessments by credit card networks, remediation costs, and other costs and expenses) incurred in connection with the data security incidents disclosed earlier.

(2) Restructuring charges represent costs and expenses incurred in connection with the 2017 Restructuring Plan, disclosed in February 2017, and the 2018 Restructuring Plan, disclosed in November 2017 and expanded in April 2018.

(3) Interest expense reflects a loss on extinguishment of debt in connection with a repricing of the variable-rate tranche of our term loan B, resulting in a lower effective interest.

(4) U.S. tax reform represents the net impact the revaluation of deferred income taxes and a deemed repatriation tax on previously undistributed foreign earnings resulting from changes to U.S. federal tax law in December 2017.

(5) The income tax provision associated with the fiscal years 2018 and 2017 restructuring charges was calculated using a 22.5% and 30.5% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision associated with other charges for the fiscal years 2018 and 2017 was calculated using a 29.0% and 38.0% tax rate, respectively.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2018	2017	Percentage Change	2018	2017	Percentage Change

Net earnings	$55,186	$35,719	54.5%	$258,047	$215,076	20.0%
Add:
Depreciation and amortization	27,401	28,352	-3.4%	108,829	112,323	-3.1%
Interest expense	24,383	52,283	-53.4%	98,162	132,899	-26.1%
Provision for income taxes	23,557	23,761	-0.9%	70,380	130,622	-46.1%
EBITDA (non-GAAP)	130,527	140,115	-6.8%	535,418	590,920	-9.4%
Share-based compensation	2,282	1,918	19.0%	10,519	10,507	0.1%
Restructuring charges	9,102	8,414	8.2%	33,615	22,679	48.2%
Charges from Data Security Incidents	-	-	100.0%	7,935	-	100.0%
Adjusted EBITDA (non-GAAP)	$141,911	$150,447	-5.7%	$587,487	$624,106	-5.9%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.7%	15.4%	(70)	14.9%	15.8%	(90)

Operating Free Cash Flow:	2018	2017	Percentage Change	2018	2017	Percentage Change
Net cash provided by operating activities (1)	$90,731	$120,439	-24.7%	$372,661	$343,286	8.6%
Less:
Payments for property and equipment, net	(23,967)	(23,096)	3.8%	(86,138)	(89,625)	-3.9%
Operating free cash flow (non-GAAP)	$66,764	$97,343	-31.4%	$286,523	$253,661	13.0%

(1)	Prior year amounts have been restated to reflect the impact of adopting ASU 2016-09.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2018	2017	Change

Number of stores:
SBS:
Company-operated stores	3,744	3,763	(19)
Franchise stores	17	19	(2)
Total SBS	3,761	3,782	(21)
BSG:
Company-operated stores	1,228	1,200	28
Franchise stores	167	168	(1)
Total BSG	1,395	1,368	27
Total consolidated	5,156	5,150	6

Number of BSG distributor sales consultants	820	829	(9)

BSG distributor sales consultants (DSC) include 265 and 259 sales consultants employed by our franchisees at September 30, 2018 and 2017, respectively. In addition, at September 30, 2018, DSC count includes 38 sales consultants employed by Chalut, a Canadian distributor of professional beauty products acquired by the Company in December 2017.

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2018	2017	Basis Point Change	2018	2017	Basis Point Change
Same store sales growth (decline):
SBS	0.0%	-2.5%	250	-1.5%	-1.6%	10
BSG	-0.8%	1.0%	(180)	-1.5%	1.3%	(280)
Consolidated	-0.2%	-1.4%	120	-1.5%	-0.7%	(80)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.